Exhibit 99.1

PRESS RELEASE

iMetrik M2M Completes Testing of Cellular Gateway with Monnit
After a year of development and months of testing, iMetrik M2M’s Cellular
Gateway has passed all tests for functionality and reliability of hardware and connectivity, and is now ready to be commercialized.

Montreal February 28, 2011- iMetrik M2M (OTCBB:IMEK) (www.imetrikm2m.com) - iMetrik M2M Solutions Inc. (OTCBB: IMEK), a global provider of wireless services designed to control and manage access and use of virtually any asset from anywhere to anywhere in the world, has been working with Monnit Corporation to create what would be the first truly end-to-end “plug and play” wireless M2M system. By combining Monnit’s sensors with iMetrik’s Cellular Gateway and Global Network, integrators and users will no longer have to source the many components and services necessary to monitor and control their assets or systems.

iMetrik M2M and Monnit have assembled the industry’s first truly out-of-the-box, plug and play system, from the wireless sensors that collect data, to the Cellular Gateway that sends the data to their server to be analyzed and presented to the end user on their computer or smart phone. The system combines all the necessary components at a very affordable price point, enabling companies to realize a short term payback period and high return on investment (ROI).

“This is the high-point of the ‘Internet of Things’,” said Michael St-Pierre, CEO of iMetrik M2M. “The ease of deployment and low costs are the two factors the M2M industry has been waiting for to reach the potential that analysts have been predicting for years.”

The machine-to-machine (M2M) market is expected to hit 12 billion devices by 2020, generating EUR 714 billion in revenue, according to a new study conducted by Machina Research. These M2M connections will account for half of all global data connections, dominated by consumer electronics and intelligent buildings, the report adds.

Mission Statement
iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The

iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

IR: Nada Guirguis
Tel: +1.-514-904-2333
Mobile: +1-514-402-2538
Email: nada@imetrikm2m.com

740 W. Notre-Dame Ste 1555
Montreal, Qc Canada, H3C3X6
Phone: +1-514-904-2333